Exhibit 99.1

Kura Oncology Appoints Helen Collins, M.D. to Board of Directors

SAN DIEGO, July 29, 2021 – Kura Oncology, Inc. (Nasdaq: KURA), a clinical-stage biopharmaceutical company committed to realizing the promise of precision medicines for the treatment of cancer, today announced the appointment of industry veteran Helen Collins, M.D., to its board of directors. Dr. Collins served as Chief Medical Officer at Five Prime Therapeutics, where she oversaw the development of bemarituzumab, a first-in-class anti-FGFR2b antibody for the treatment of patients with gastric cancer.

“With a deep background in medical oncology/hematology and significant experience leading clinical development programs targeting cancers of high unmet need, Helen brings a valuable perspective to the board as we continue to advance our pipeline of precision medicines,” said Troy Wilson, Ph.D., J.D., President and Chief Executive Officer of Kura Oncology. “On behalf of Kura Oncology and our board of directors, we want to welcome her to the board and look forward to drawing upon her strategic and clinical acumen as we work to fulfill our mission of bringing new treatment options to patients.”

Dr. Collins joins the Kura board of directors with more than 25 years of medical experience. Most recently, she served as Executive Vice President and Chief Medical Officer at Five Prime Therapeutics, where she was responsible for the strategy and execution of the company’s clinical development plans until its acquisition by Amgen in April 2021. Previously, Dr. Collins held positions of increasing responsibility at Gilead Sciences, most recently as Program and Clinical Lead for Gilead’s GS-5829 (BET inhibitor) and GS-4059 (BTK inhibitor) programs, and Amgen, most recently as Global Lead of Oncology Biosimilars. Prior to her career in the biopharma industry, Dr. Collins practiced as a medical oncologist/hematologist for 12 years. She earned her MD from Johns Hopkins University School of Medicine, completing her residency at Johns Hopkins Hospital and oncology fellowship at Stanford University School of Medicine, and her B.A. from Bryn Mawr College.

“I’m pleased to join the Kura board of directors as the company continues to build on the strong foundation of its clinical and preclinical pipeline,” said Dr. Collins. “I am impressed by the preliminary data from the menin inhibitor program, KO-539, in acute myeloid leukemia, as well as the broad therapeutic potential of the tipifarnib program, and I look forward to contributing to their continued progress and success.”

About Kura Oncology

Kura Oncology is a clinical-stage biopharmaceutical company committed to realizing the promise of precision medicines for the treatment of cancer. The Company’s pipeline consists of small molecule drug candidates that target cancer signaling pathways. KO-539, a potent and selective menin inhibitor, is currently in a Phase 1/2 clinical trial (KOMET-001) and targeting patients with relapsed/refractory acute myeloid leukemia, including patients with NPM1 mutations. Tipifarnib, a potent, selective and orally bioavailable farnesyl transferase inhibitor, has received Breakthrough Therapy Designation for the treatment of patients with HRAS mutant head and neck squamous cell carcinoma (HNSCC) and is currently in a registration-directed study (AIM-HN) in patients with this devastating disease. In addition, Kura is pursuing the use of tipifarnib in combination with other oncology therapeutics to address larger genetic subsets, including patients who have HRAS and/or PIK3CA-dependent HNSCC. The Company is also developing a next-generation farnesyl transferase inhibitor, which is intended to target innovative biology and larger oncology indications through rational combinations. For additional information about Kura, please visit the Company’s website at www.kuraoncology.com.

Forward-Looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the efficacy, safety and therapeutic potential of Kura’s drug candidates, tipifarnib and KO-539, progress and expected timing of Kura’s drug development programs and clinical trials and submission of regulatory filings, the presentation of data from clinical trials, plans regarding regulatory filings and future clinical trials, the regulatory approval path for tipifarnib, the strength of Kura’s balance sheet and the adequacy of cash on hand. Factors that may cause actual results to differ materially include the risk that compounds that appeared promising in early research or clinical trials do not demonstrate safety and/or efficacy in later preclinical studies or clinical trials, the risk that Kura may not obtain approval to market its drug candidates, uncertainties associated with performing clinical trials, regulatory filings, applications and other interactions with regulatory bodies, the risks associated with reliance on third parties to successfully conduct clinical trials, the risks associated with reliance on outside financing to meet capital requirements, the risks associated with the COVID-19 global pandemic, and other risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “promise,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties the Company faces, please refer to the Company’s periodic and other filings with the Securities and Exchange Commission, which are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and Kura assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Company:

Pete De Spain

Vice President, Investor Relations &

Corporate Communications

(858) 500-8803

pete@kuraoncology.com

Investors:

Robert H. Uhl

Managing Director

Westwicke ICR

(858) 356-5932

robert.uhl@westwicke.com

Media:

Jason Spark

Managing Director

Canale Communications

(619) 849-6005

jason@canalecomm.com